Exhibit 99.1

Contact:

Dennis P. Wolf

Omnicell, Inc.

EVP of Operations, Finance,

1201 Charleston Drive

Administration & CFO	Mountain View, CA 94043
800-850-6664, ext. 6482
dennisw@omnicell.com

For Immediate Release

Omnicell Announces First Quarter 2004 Financial Results

Mountain View, Calif. – April 14, 2004 – Omnicell, Inc. (NASDAQ: OMCL), a leading provider of patient safety solutions preferred by nurses, today announced results for the quarter ended March 31, 2004.

Financial highlights were as follows:

•                  Net income for the quarter was $2.4 million or $0.08 per diluted share, compared to net income of $0.4 million or $0.02 per diluted share for the same period of 2003 and net income of $3.2 million or $0.12 per diluted share for the fourth quarter of 2003.

•                  For the first quarter of 2004, total revenue was $27.8 million, compared to $22.1 million for the same period in 2003 and $28.6 million for the fourth quarter of 2003.

•                  Total operating margin was $2.4 million, compared to $0.4 million for the same period of 2003 and an operating margin of $2.7 million for the fourth quarter of 2003.

•                  Gross margin was 59.7% for the first quarter of 2004, compared to 57.2% for the same period in 2003 and 59.0% for the fourth quarter of 2003.

•                  Total operating expenses were $14.2 million for the first quarter of 2004, compared to $12.2 million for the same period of 2003 and $14.1 million for the fourth quarter of 2003.

Other highlights included:

•                  Total backlog as of March 31, 2004 was $41.7 million, compared to $38.1 million as of December 31, 2003, representing an increase of $3.6 million.  Backlog increased 37% from the same period of last year.

•                  As of March 31, 2004, we had completed our installation obligation for 29,792 medication and supply dispensing systems at 1,481 healthcare facilities.

Omnicell Chairman, President and CEO Randall A. Lipps, commenting on the current quarter’s business results, said, “The first quarter’s revenue grew 26% and backlog increased 37% from the same period of last year. The growth in backlog is encouraging, and it reflects increased demand for our wide range of medication-use process solutions utilizing bar code technology. We believe that this heightened demand has been driven in part by the Food and Drug Administration’s publication on February 25 of its final rule on bar codes, which requires bar codes on drugs and blood to reduce the risk of medication errors.”

Conference Call Details

Management will report financial results for the first quarter of 2004 on Wednesday, April 14, at 6:00 a.m. PT via conference call. Investors and analysts may listen to this conference call by logging on to www.omnicell.com or by dialing 800-219-6110 (domestic) or 303-262-2190 (international) approximately 10 minutes prior to the scheduled start. A replay of the call will be available from 8:00 a.m. PT on April 14 through 11:59 p.m. PT on April 21. Dialing 800-405-2236 (domestic) or 303-590-3000 (international) and entering the passcode 576230# for both numbers will access the call replay. On the conference call, management will be discussing certain additional financial and statistical information. That information can be located on the “Investor Relations” page of Omnicell’s Web site at www.omnicell.com.

About Omnicell

Established in 1992, Omnicell (NASDAQ: OMCL) is a leading provider of patient safety solutions preferred by nurses. Addressing the medication-use process and the medical-surgical supply chain, Omnicell’s broad range of solutions are used throughout the healthcare facility—in the pharmacy, nursing units, operating room, cardiac cath lab, and all the way to the patient’s bedside. Improving patient care by enhancing operational efficiency, Omnicell’s solutions include systems for physician order management, automated pharmacy retrieval, medication and supply dispensing, nursing workflow automation at the bedside, and Web-based procurement. These solutions enable healthcare facilities to reduce medication errors, operate more efficiently, and decrease costs—ultimately contributing to improved clinical and financial outcomes. For more information, visit www.omnicell.com.

Forward Looking Statements

To the extent any statements contained in this release deal with information that is not historical, these statements are necessarily forward-looking. As such, they are subject to the occurrence of many events outside Omnicell’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. The risk factors are described in the Company’s Securities and Exchange Commission filings and include, without limitation, the continued growth and acceptance of our products and services and the continued growth of the clinical automation and workflow automation market generally, the potential of increasing competition, the ability of the Company to maintain profitability, grow product backlog, retain key personnel, cut expenses, develop new products and integrate acquired products or intellectual property in a timely and cost-effective manner, and improve sales productivity. Prospective investors are cautioned not to place undue reliance on forward-looking statements.

(see detailed financial results on next page)

OMNICELL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2004	2003	Change%
Revenues:
Product revenues	$22,227	$17,557
Service and other revenues	5,602	4,517
Total revenues	27,829	22,074	26%
Costs of revenues:
Cost of product revenues	9,197	7,706
Cost of service and other revenues	2,021	1,747

Total cost of revenues	11,218	9,453

Gross profit	16,611	12,621	32%

Operating expenses:
Research and development	2,366	2,368
Selling, general and administrative	11,876	9,871
Total operating expenses	14,242	12,239	16%

Income from operations	2,369	382

Interest and other income	84	124

Interest and other expense	(2)	(46)

Income before provision for income taxes	2,451	460

Provision for income taxes	97	16
Net income	$2,354	$444
Net income per share - basic	$0.10	$0.02
Net income per share - diluted	$0.08	$0.02
Weighted average common shares outstanding - basic	24,301	22,104
Weighted average common shares outstanding - diluted	28,145	22,783

OMNICELL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003 (1)
			Change ($)	Change (%)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,196	$24,499	697	3%
Short-term investments	11,015	9,025	1,990	22%
Accounts receivable, net	13,599	14,529	(930)	-6%
Inventories	10,059	8,783	1,276	15%
Receivables subject to a sales agreement	2,737	2,737	—	0%
Other current assets	4,877	3,966	911	23%
Total current assets	67,483	63,539	3,944	6%
Property and equipment, net	5,600	4,833	767	16%
Long-term receivables subject to a sales agreement	4,352	4,985	(633)	-13%
Other assets	13,624	11,110	2,514	23%
Total assets	$91,059	$84,467	6,592	8%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,301	$2,921	3,380	116%
Accrued liabilities	13,735	15,403	(1,668)	-11%
Deferred service revenue	13,055	12,650	405	3%
Deferred gross profit	8,450	10,125	(1,675)	-17%
Obligation resulting from sale of receivables	2,737	2,737	—	0%
Current portion of note payable	—	305	(305)	-100%
Total current liabilities	44,278	44,141	137	0%
Long-term obligation resulting from sale of receivables	4,352	4,985	(633)	-13%
Other long-term liabilities	557	583	(26)	-4%
Stockholders’ equity	41,872	34,758	7,114	20%
Total liabilities and stockholders’ equity	$91,059	$84,467	6,592	8%

(1) Derived from the December 31, 2003 audited consolidated balance sheet.